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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the registration statement filed on Form S-3 of Sipex Corporation of our report dated February 9, 2001, relating to the consolidated balance sheets of Sipex Corporation as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Sipex Corporation and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts
May 22, 2001